Exhibit 11.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of iQSTEL, Inc. (the “Company”) on Form 1-A of our report dated November 13, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of June 30, 2018 and 2017, and the consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended June 30, 2018, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Bayville, NJ

February 19, 2019

361 Hopedale Drive SEP (732) 822-4427

Bayville, NJ 08721F (732) 510-0665